Exhibit 99.2

Contact:	Bradley D. Lehan
(904) 996-2817

FLORIDA EAST COAST INDUSTRIES, INC.

TO PAY SPECIAL DIVIDEND

JACKSONVILLE, Fl. – July 25, 2007 – Florida East Coast Industries, Inc. (NYSE: FLA)(FECI), announced today that it will pay a one-time special cash dividend of $21.50 per share on all issued and outstanding common stock, payable today, July 25, 2007 to all shareholders of record as of July 24, 2007.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in Jacksonville, FL, conducts operations through two distinct businesses, Flagler Development Group (Flagler), its commercial real estate arm, and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and holds in joint ventures, approximately 8.6 million square feet of Class-A office and industrial space, as well as an additional 1,916,000 square feet under construction. Flagler space consists of Class-A office and industrial properties, primarily in Jacksonville, Orlando and South Florida counties of Palm Beach, Broward and Miami-Dade. In addition, Flagler provides construction, consulting, third party brokerage and property management (approximately 10.5 million square feet) services and owns and holds in joint ventures 853 acres of entitled land in Florida, which is available for development of up to an additional 15.9 million square feet of office, industrial and retail space and Flagler owns approximately 3,089 acres of other Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Pierce, Ft. Lauderdale and Miami. For more information, visit the Company’s Web site at http://www.feci.com.